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                                              Exhibit (3)(a)

                    AMENDMENT OF BY-LAWS

      RESOLVED, by the Board of Directors of Sundstrand
Corporation, that the By-Laws of the Corporation be, and they hereby are, amended, effective immediately, by changing the word
"eleven" to the word "twelve" where it appears in the first sentence of Section 3.1.

      FURTHER RESOLVED, that the By-Laws of the Corporation be, and they hereby are, amended, effective October 1, 1995, as follows:

      1. All references in the By-Laws to the title "Chairman of the Board and Chief Executive Officer" are changed to "President and Chief Executive Officer".

      2. All references in the By-Laws to "the Board of Directors or the Chairman of the Board and Chief Executive Officer" are changed to "the Board of Directors, the Chairman of the Board and/or the President and Chief Executive Officer".

      3. The first sentence of Section 4.1 is amended to read as follows:

                  "The officers of the Corporation shall consist
            of a Chairman of the Board; a President and Chief Executive Officer; an Executive Vice President and Chief Financial Officer; an Executive Vice President and Chief Operating Officer, Aerospace; an Executive Vice President and Chief Operating Officer, Industrial; an Executive Vice President for Special Projects; a Vice President and General Counsel; one or more other Vice Presidents; a Secretary; a Treasurer; and a Controller, all of whom shall be elected by the Board of Directors and shall hold office until their successors are duly elected and qualified."

      4.    Section 4.5 is amended to read as follows:

                  "Section 4.5.  Chairman of the Board.  The
            Chairman of the Board shall preside at all meetings of stockholders and of the Board. He shall counsel the President and Chief Executive Officer on plans, policies, strategies, budgets and operating plans. The Chairman of the Board shall participate in activities such as strategic planning, acquisitions and divestitures, and presentations to analysts.
            The Chairman of the Board, the President and Chief Executive Officer, and/or the Executive Vice President and Chief Financial Officer shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation."

      5.    A new Section 4.6 is added reading as follows:

                  "Section 4.6.  President and Chief Executive
            Officer. The President and Chief Executive Officer shall be the chief executive officer of the Corporation. He shall see that all orders and resolutions of the Board are carried into effect. Subject to the control of the Board, the President and Chief Executive Officer shall have general supervision, control and management of the affairs and business of the Corporation. The President and Chief Executive Officer, the Chairman of the Board, and/or the Executive Vice President and Chief Financial Officer shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation."

      6.    Sections 4.6 through 4.15 are renumbered as Sections
            4.7 through 4.16.

      7. The renumbered Section 4.13(b) is amended to read as follows:

                  "The Assistant Secretaries in the order of
            their seniority shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary, and shall perform such other duties as the Chairman of the Board and/or the President and Chief Executive Officer shall prescribe."

      8. The renumbered Section 4.16 is amended to read as follows:

                  "The Tax Director shall be responsible for the
            preparation and signing of all federal and state tax returns, consents, elections, closing agreements and all other documents related to the determination of any federal or state tax liability of the Corporation, and as such shall be under the direction of and report to the Treasurer."